UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2020

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50600	11-2617163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)
65 Fairchild Street, Charleston, South Carolina 29492
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.001 Par Value	BLKB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.
As previously disclosed, during the third quarter of 2020, Blackbaud, Inc. (the "Company") adjusted its workforce strategy to provide more flexibility for its employees to work remotely when its offices reopen. This change is expected to create efficiencies within the Company's real estate strategy as it optimizes its footprint and shifts toward more collaborative workspaces within its offices.
On November 4, 2020, the Company and HP 2000DI, LLC, a Georgia limited liability company (the “Landlord”), entered into a Termination of Triple Net Lease and Mutual Release Agreement (the “Termination Agreement”) to terminate that certain Triple Net Lease Agreement, by and between the Company and the Landlord, dated October 1, 2008, as as amended by that certain Lease Amendment and Remediation Agreement dated March 20, 2013, as further amended by that certain Second Amendment to Triple Net Lease Agreement dated June 27, 2013, and as assigned to the Landlord by Duck Pond Creek – SPE, LLC, predecessor in interest to the Landlord (as so amended and assigned, the “Lease”) for the property located at 2000 Daniel Island Drive, Charleston, South Carolina, 29492.
The Termination Agreement provides that the term of the Lease with respect to the entire leased premises will terminate effective as of 11:59 p.m. on December 31, 2020 (the "Termination Date"). The Company will pay the Landlord a one-time termination fee equal to $14,759,500 by January 5, 2021 in connection with the early termination of the Lease. The Company will continue to pay Base Rent and Additional Rent under the Lease (including all real estate taxes due for the calendar year 2020) and otherwise comply with the terms of the Lease through the Termination Date. Prior to the execution of the Termination Agreement, the Lease had been scheduled to expire on September 30, 2023.
The effectiveness of the Termination Agreement is subject to certain conditions, including (i) the Landlord obtaining written consent to the Termination Agreement from the lender holding a mortgage over the leased premises; (ii) the Company and the subtenant of the leased premises agreeing to the termination of the sublease or the Landlord and the subtenant entering into a lease for a portion of the leased premises; and (iii) the Company delivering to the Landlord evidence that it has terminated another sublease for a portion of the leased premises. If any of these conditions has not been satisfied by December 15, 2020 despite good faith, commercially reasonable efforts of the responsible party to do so, either the Landlord or the Company may terminate the Termination Agreement and the Lease shall continue to remain in full force and effect.
The foregoing description of the Termination Agreement is qualified in its entirety by reference to the Termination Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2020.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed with this current report:

Exhibit No.	Description
101.INS	Inline XBRL Instance Document - the Instance Document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	November 4, 2020	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)